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Exhibit 99.1

Attributed Financial Information for Tracking Stock Groups

        Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc. and our interests in IAC/InterActiveCorp and Expedia, Inc. Our Liberty Entertainment common stock is intended to reflect the separate performance of our Entertainment Group which includes our wholly-owned subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc, and Liberty Sports Group, our approximate 49% ownership interest in The DIRECTV Group, Inc., as well as other minority equity interests in GSN, LLC and WildBlue Communications, Inc. Our Liberty Capital common stock is intended to reflect the separate performance of our Capital Group which is comprised of all of our assets and businesses not attributed to the Interactive Group or the Entertainment Group.

        The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the three and six months ended June 30, 2008 and 2007. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group, the Entertainment Group and the Capital Group, respectively. The financial information should be read in conjunction with our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2008 included in this Quarterly Report on Form 10-Q. The attributed financial information presented in the tables has been prepared assuming the Reclassification had been completed as of January 1, 2007.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group, the Entertainment Group and the Capital Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	June 30, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$2,969	2,921
Cost investments	$1,735	2,044
Equity investments	$1,342	1,311
Total assets	$19,028	19,326
Long-term debt, including current portion	$7,657	7,177
Long-term deferred income tax liabilities	$2,363	2,670
Attributed net assets	$7,350	7,530

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	amounts in millions
Summary operations data:
Revenue	$1,954	1,791	3,904	3,562
Cost of sales	(1,228)	(1,112)	(2,466)	(2,222)
Operating expenses	(181)	(170)	(361)	(334)
Selling, general and administrative expenses(1)	(147)	(125)	(283)	(253)
Depreciation and amortization	(136)	(137)	(275)	(262)

Operating income	262	247	519	491
Interest expense	(122)	(105)	(243)	(219)
Other income, net	29	48	11	76
Income tax expense	(67)	(81)	(53)	(141)
Minority interests in earnings of subsidiaries	(10)	(7)	(17)	(14)

Net earnings	$92	102	217	193

(1)
Includes stock-based compensation of $12 million and $9 million for the three months ended June 30, 2008 and 2007, respectively; and $17 million and $22 million for the six months ended June 30, 2008 and 2007, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA

Entertainment Group

	June 30, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$1,883	793
Cost investments	$9	10,652
Equity investments	$13,178	249
Total assets	$17,542	13,808
Long-term debt, including current portion	$2,374	473
Long-term deferred income tax liabilities	$1,775	3,521
Attributed net assets	$12,854	9,457

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	amounts in millions
Summary operations data:
Revenue	$359	271	669	551
Operating expenses	(239)	(181)	(426)	(356)
Selling, general and administrative expenses(1)	(73)	(44)	(122)	(88)
Depreciation and amortization	(12)	(9)	(24)	(20)

Operating income	35	37	97	87
Gain (losses) on dispositions, net	(1)	—	3,666	—
Other income (expense), net	62	(25)	96	(7)
Income tax benefit (expense)	(33)	(6)	1,707	(27)
Minority interests in losses of subsidiaries	—	2	—	4

Net earnings	$63	8	5,566	57

(1)
Includes stock-based compensation of $15 million and $9 million for the three months ended June 30, 2008 and 2007, respectively, and $22 million and $17 million for the six months ended June 30, 2008 and 2007, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA

Capital Group

	June 30, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$2,454	2,759
Cost investments	$3,705	4,873
Total assets	$10,322	12,679
Long-term debt, including current portion	$3,948	4,065
Long-term deferred income tax liabilities	$1,747	2,267
Attributed net assets	$1,802	2,599

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	amounts in millions
Summary operations data:
Revenue	$174	131	265	203
Operating expenses	(138)	(106)	(212)	(171)
Selling, general and administrative expenses(1)	(76)	(56)	(156)	(93)
Depreciation and amortization	(28)	(26)	(54)	(41)

Operating loss	(68)	(57)	(157)	(102)
Interest expense	(43)	(34)	(81)	(65)
Realized and unrealized gains (losses) on financial instruments, net	41	(221)	(202)	131
Gain on dispositions, net	—	617	15	623
Other income, net	15	38	52	63
Income tax benefit	24	459	176	338
Minority interests in losses (earnings) of subsidiaries	1	(10)	(4)	(9)

Earnings (loss) from continuing operations	(30)	792	(201)	979
Earnings from discontinued operations, net of taxes	—	107	—	149

Net earnings (loss)	$(30)	899	(201)	1,128

(1)
Includes stock-based compensation of $0 million and $0 million for the three months ended June 30, 2008 and 2007, respectively; and $4 million and $1 million for the six months ended June 30, 2008 and 2007, respectively.

BALANCE SHEET INFORMATION
June 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$731	1,029	2,116	—	3,876
Trade and other receivables, net	970	249	185	—	1,404
Inventory, net	1,015	—	—	—	1,015
Program rights	—	521	—	—	521
Financial instruments	—	—	35	—	35
Current deferred tax assets	180	73	—	(253)	—
Other current assets	73	11	118	—	202

Total current assets	2,969	1,883	2,454	(253)	7,053

Investments in available-for-sale securities and other cost investments (note 2)	1,735	9	3,705	—	5,449
Long-term financial instruments	11	—	1,728	—	1,739
Investments in affiliates, accounted for using the equity method (note 3)	1,342	13,178	249	—	14,769
Property and equipment, net	1,098	123	155	—	1,376
Goodwill	5,994	1,740	432	—	8,166
Trademarks	2,490	6	18	—	2,514
Intangible assets subject to amortization, net	3,344	158	271	—	3,773
Other assets, at cost, net of accumulated amortization	45	445	1,310	—	1,800

Total assets	$19,028	17,542	10,322	(253)	46,639

Liabilities and Equity
Current liabilities:
Accounts payable	$452	7	20	—	479
Accrued interest	100	8	57	—	165
Other accrued liabilities	567	169	129	—	865
Intergroup payable (receivable)	23	(5)	(18)	—	—
Financial instruments	26	1	685	—	712
Current portion of debt (note 4)	25	553	58	—	636
Accrued stock compensation	14	191	6	—	211
Current deferred tax liabilities	—	—	506	(253)	253
Other current liabilities	18	6	93	—	117

Total current liabilities	1,225	930	1,536	(253)	3,438

Long-term debt (note 4)	7,632	1,821	3,890	—	13,343
Long-term financial instruments	79	144	1	—	224
Deferred income tax liabilities (note 6)	2,363	1,775	1,747	—	5,885
Other liabilities	266	18	1,337	—	1,621

Total liabilities	11,565	4,688	8,511	(253)	24,511
Minority interests in equity of subsidiaries	113	—	9	—	122
Equity/Attributed net assets	7,350	12,854	1,802	—	22,006

Total liabilities and equity	$19,028	17,542	10,322	(253)	46,639

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended June 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,954	—	—	1,954
Communications and programming services	—	359	174	533

	1,954	359	174	2,487

Operating costs and expenses:
Cost of sales	1,228	—	—	1,228
Operating	181	239	138	558
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	147	73	76	296
Depreciation and amortization	136	12	28	176

	1,692	324	242	2,258

Operating income (loss)	262	35	(68)	229
Other income (expense):
Interest expense	(122)	(22)	(43)	(187)
Dividend and interest income	7	6	28	41
Share of earnings (losses) of affiliates, net	23	155	(13)	165
Realized and unrealized gains (losses) on financial instruments, net	(1)	(77)	41	(37)
Losses on dispositions, net	—	(1)	—	(1)
Other, net	—	—	—	—

	(93)	61	13	(19)

Earnings (loss) before income taxes and minority interests	169	96	(55)	210
Income tax benefit (expense) (note 6)	(67)	(33)	24	(76)
Minority interests in losses (earnings) of subsidiaries	(10)	—	1	(9)

Net earnings (loss)	$92	63	(30)	125

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(7)	—	1	(6)
Unrealized holding losses arising during the period	(74)	(1)	(2)	(77)
Recognition of previously unrealized gains on available-for-sale securities, net	—	—	—	—
Change in fair value of cash flow hedges	47	—	—	47

Other comprehensive loss	(34)	(1)	(1)	(36)

Comprehensive earnings (loss)	$58	62	(31)	89

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended June 30, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,791	—	—	1,791
Communications and programming services	—	271	131	402

	1,791	271	131	2,193

Operating costs and expenses:
Cost of sales	1,112	—	—	1,112
Operating	170	181	106	457
Selling, general and administrative including stock-based compensation (notes 1 and 4)	125	44	56	225
Depreciation and amortization	137	9	26	172

	1,544	234	188	1,966

Operating income (loss)	247	37	(57)	227
Other income (expense):
Interest expense	(105)	(6)	(34)	(145)
Dividend and interest income	12	1	51	64
Share of earnings (losses) of affiliates, net	24	6	(14)	16
Realized and unrealized losses on financial instruments, net	(4)	(26)	(221)	(251)
Gains on dispositions, net	12	—	617	629
Other, net	4	—	1	5

	(57)	(25)	400	318

Earnings from continuing operations before income taxes and minority interests	190	12	343	545
Income tax benefit (expense) (note 5)	(81)	(6)	459	372
Minority interests in losses (earnings) of subsidiaries	(7)	2	(10)	(15)

Earnings from continuing operations	102	8	792	902
Earnings from discontinued operations, net of taxes	—	—	107	107

Net earnings	$102	8	899	1,009

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	9	—	2	11
Unrealized holding gains (losses) arising during the period	(50)	(563)	291	(322)
Recognition of previously unrealized gains on available-for-sale securities, net	—	—	(392)	(392)

Other comprehensive loss	(41)	(563)	(99)	(703)

Comprehensive earnings (loss)	$61	(555)	800	306

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION
Six months ended June 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$3,904	—	—	3,904
Communications and programming services	—	669	265	934

	3,904	669	265	4,838

Operating costs and expenses:
Cost of sales	2,466	—	—	2,466
Operating	361	426	212	999
Selling, general and administrative including stock-based compensation (notes 1 and 4)	283	122	156	561
Depreciation and amortization	275	24	54	353

	3,385	572	422	4,379

Operating income (loss)	519	97	(157)	459
Other income (expense):
Interest expense	(243)	(29)	(81)	(353)
Dividend and interest income	13	9	78	100
Share of earnings (losses) of affiliates, net	35	198	(23)	210
Realized and unrealized losses on financial instruments, net	(38)	(82)	(202)	(322)
Gains on dispositions, net	—	3,666	15	3,681
Other, net	1	—	(3)	(2)

	(232)	3,762	(216)	3,314

Earnings (loss) from continuing operations before income taxes and minority interests	287	3,859	(373)	3,773
Income tax benefit (expense) (note 5)	(53)	1,707	176	1,830
Minority interests in earnings of subsidiaries	(17)	—	(4)	(21)

Net earnings (loss)	$217	5,566	(201)	5,582

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	78	—	(2)	76
Unrealized holding losses arising during the period	(405)	(315)	(2)	(722)
Recognition of previously unrealized gains on available-for-sale securities, net	—	(2,273)	—	(2,273)
Change in fair value of cash flow hedges	(1)	—	—	(1)

Other comprehensive loss	(328)	(2,588)	(4)	(2,920)

Comprehensive earnings (loss)	$(111)	2,978	(205)	2,662

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION
Six months ended June 30, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$3,562	—	—	3,562
Communications and programming services	—	551	203	754

	3,562	551	203	4,316

Operating costs and expenses:
Cost of sales	2,222	—	—	2,222
Operating	334	356	171	861
Selling, general and administrative including stock-based compensation (notes 1 and 4)	253	88	93	434
Depreciation and amortization	262	20	41	323

	3,071	464	305	3,840

Operating income (loss)	491	87	(102)	476
Other income (expense):
Interest expense	(219)	(11)	(65)	(295)
Dividend and interest income	23	30	86	139
Share of earnings (losses) of affiliates, net	39	11	(25)	25
Realized and unrealized gains (losses) on financial instruments, net	(2)	(36)	131	93
Gains on dispositions, net	12	—	623	635
Other, net	4	(1)	2	5

	(143)	(7)	752	602

Earnings from continuing operations before income taxes and minority interests	348	80	650	1,078
Income tax benefit (expense) (note 5)	(141)	(27)	338	170
Minority interests in losses (earnings) of subsidiaries	(14)	4	(9)	(19)

Earnings from continuing operations	193	57	979	1,229
Earnings from discontinued operations, net of taxes	—	—	149	149

Net earnings	$193	57	1,128	1,378

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	21	—	1	22
Unrealized holding gains (losses) arising during the period	(33)	25	(39)	(47)
Recognition of previously unrealized gains on available-for-sale securities, net	—	—	(396)	(396)

Other comprehensive earnings (loss)	(12)	25	(434)	(421)

Comprehensive earnings	$181	82	694	957

STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$217	5,566	(201)	5,582
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	275	24	54	353
Stock-based compensation	17	22	4	43
Cash payments for stock-based compensation	(9)	(10)	—	(19)
Share of losses (earnings) of affiliates, net	(35)	(198)	23	(210)
Realized and unrealized losses on financial instruments, net	38	82	202	322
Gains on disposition of assets, net	—	(3,666)	(15)	(3,681)
Minority interests in earnings of subsidiaries	17	—	4	21
Intergroup tax allocation	109	31	(140)	—
Intergroup tax payments	(118)	(49)	167	—
Other intergroup cash transfers, net	(63)	3	60	—
Deferred income tax benefit	(109)	(1,739)	(253)	(2,101)
Other noncash charges, net	3	16	19	38
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	170	(58)	(138)	(26)
Payables and other current liabilities	(247)	13	112	(122)

Net cash provided (used) by operating activities	265	37	(102)	200

Cash flows from investing activities:
Cash proceeds from dispositions	—	8	16	24
Net proceeds from settlement of financial instruments	—	—	12	12
Cash paid for acquisitions, net of cash acquired	(40)	—	(6)	(46)
Cash received in exchange transactions	—	465	—	465
Capital expended for property and equipment	(67)	(3)	(22)	(92)
Net sales of short term investments	—	—	67	67
Investments in and loans to cost and equity investees	(340)	(1,977)	(200)	(2,517)
Net decrease in restricted cash	—	—	340	340
Other investing activities, net	(2)	(12)	(10)	(24)

Net cash provided (used) by investing activities	(449)	(1,519)	197	(1,771)

Cash flows from financing activities:
Borrowings of debt	618	1,977	1,189	3,784
Repayments of debt	(156)	(2)	(1,007)	(1,165)
Repurchases of Liberty common stock	(75)	—	(177)	(252)
Intergroup cash transfers, net	—	450	(450)	—
Other financing activities, net	(42)	(4)	(22)	(68)

Net cash provided (used) by financing activities	345	2,421	(467)	2,299

Effect of foreign currency rates on cash	13	—	—	13

Net increase (decrease) in cash and cash equivalents	174	939	(372)	741
Cash and cash equivalents at beginning of period	557	90	2,488	3,135

Cash and cash equivalents at end period	$731	$1,029	2,116	3,876

STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings	$193	57	1,128	1,378
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	—	—	(149)	(149)
Depreciation and amortization	262	20	41	323
Stock-based compensation	22	17	1	40
Payments of stock-based compensation	(33)	—	(2)	(35)
Share of losses (earnings) of affiliates, net	(39)	(11)	25	(25)
Realized and unrealized losses (gains) on financial instruments, net	2	36	(131)	(93)
Gains on disposition of assets, net	(12)	—	(623)	(635)
Minority interests in earnings (losses) of subsidiaries	14	(3)	8	19
Intergroup tax allocation	116	19	(135)	—
Intergroup tax payments	(182)	—	182	—
Other intergroup cash transfers, net	(13)	—	13	—
Deferred income tax expense (benefit)	(46)	8	(209)	(247)
Other noncash charges (credits), net	(2)	—	21	19
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	138	(45)	(91)	2
Payables and other current liabilities	(195)	10	104	(81)

Net cash provided by operating activities	225	108	183	516

Cash flows from investing activities:
Cash proceeds from dispositions	12	—	508	520
Net payments for settlement of financial instruments	—	—	(65)	(65)
Cash paid for acquisitions, net of cash acquired	(120)	—	(6)	(126)
Cash received in exchange transactions	—	—	1,154	1,154
Capital expended for property and equipment	(167)	(3)	(9)	(179)
Net purchases of short term investments	—	—	(191)	(191)
Investments in and loans to cost and equity investees	—	—	(810)	(810)
Net increase in restricted cash	—	—	(734)	(734)
Other investing activities, net	(4)	16	7	19

Net cash provided (used) by investing activities	(279)	13	(146)	(412)

Cash flows from financing activities:
Borrowings of debt	630	—	754	1,384
Repayments of debt	(180)	(1)	(155)	(336)
Repurchases of Liberty common stock	(531)	—	(1,305)	(1,836)
Contribution from minority owner	—	—	750	750
Intergroup cash transfers, net	—	(141)	141	—
Other financing activities, net	(6)		25	19

Net cash provided (used) by financing activities	(87)	(142)	210	(19)

Effect of foreign currency rates on cash	1	—	—	1

Net cash provided to discontinued operations:
Cash provided by operating activities	—	—	8	8
Cash used by investing activities	—	—	(9)	(9)
Cash provided by financing activities	—	—	—	—
Change in available cash held by discontinued operations	—	—	2	2

Net cash provided by discontinued operations	—	—	1	1

Net increase (decrease) in cash and cash equivalents	(140)	(21)	248	87
Cash and cash equivalents at beginning of period	946	91	2,070	3,107

Cash and cash equivalents at end period	$806	$70	2,318	3,194

Notes to Attributed Financial Information

(unaudited)

(1)
The assets attributed to our Interactive Group include our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc., and our interests in IAC/InterActiveCorp, GSI Commerce, Inc. and Expedia, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp, Expedia and GSI, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, Backcountry, Bodybuilding and BuySeasons,. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group, the Entertainment Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group, the Entertainment Group and the Capital Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Entertainment Group consists of our subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc and Liberty Sports Group, our minority equity interests in The DIRECTV Group, Inc., GSN, LLC and WildBlue Communications, Inc. and approximately $995 million of corporate cash and cash equivalents. Accordingly, the accompanying attributed financial information for the Entertainment Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. We have also attributed $551 million principal amount of our publicly traded debt, an equity collar on 110 million shares of DIRECTV common stock and $1,993 of borrowings against the put value of such collar to the Entertainment Group.

  The Entertainment Group focuses primarily on programming and communications businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Entertainment Group.

  The Capital Group consists of all of our businesses not included in the Interactive Group or the Entertainment Group, including our consolidated subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc. and certain cost and equity investments. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group or the Entertainment Group. See note 4 below for the debt obligations attributed to the Capital Group.

  Any businesses that we may acquire in the future that are not attributed to the Interactive Group or the Entertainment Group will be attributed to the Capital Group.

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

Notes to Attributed Financial Information (Continued)

(unaudited)

(2)
Investments in available-for-sale securities and other cost investments are summarized as follows:

	June 30, 2008	December 31, 2007
	amounts in millions
Interactive Group
IAC/InterActiveCorp	$1,605	1,863
Other	130	181

Total attributed Interactive Group	1,735	2,044

Entertainment Group
News Corporation	—	10,647
Other	9	5

Total attributed Entertainment Group	9	10,652

Capital Group
Time Warner Inc. ("Time Warner")(a)	1,520	1,695
Sprint Nextel Corporation(a)	830	1,150
Motorola, Inc.(a)	543	1,187
Viacom, Inc.	232	333
Embarq Corporation(a)	207	216
Other available-for-sale equity securities(a)	73	104
Other available-for-sale debt securities	268	156
Other cost investments and related receivables	32	32

Total attributed Capital Group	3,705	4,873

Consolidated Liberty	$5,449	17,569

(a)
Includes shares pledged as collateral for share borrowing arrangements.

(3)
Included in the Interactive Group's and the Entertainment Group's equity method investments are our investments in Expedia and DIRECTV, respectively. The following table presents information regarding these investments:

	June 30, 2008			Share of earnings six months ended June 30,
	Percentage ownership	Carrying value
			Fair value	2008	2007
	dollar amounts in millions
Expedia	24%	$1,332	$1,272	$35	$30
DIRECTV	49%	$12,921	$14,217	$190	$—

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)
Debt attributed to the Interactive Group, the Entertainment Group and the Capital Group is comprised of the following:

	June 30, 2008
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
7.875% Senior Notes due 2009	$670	668
7.75% Senior Notes due 2009	233	234
5.7% Senior Notes due 2013	803	801
8.5% Senior Debentures due 2029	500	495
8.25% Senior Debentures due 2030	902	895
QVC bank credit facilities	4,486	4,486
Other subsidiary debt	78	78

Total Interactive Group debt	7,672	7,657

Entertainment Group
3.25% Exchangeable Senior Debentures due 2031	551	328
Liberty derivative borrowing	1,993	1,993
Subsidiary debt	53	53

Total Entertainment Group debt	2,597	2,374

Capital Group
3.125% Exchangeable Senior Debentures due 2023	1,264	1,318
4% Exchangeable Senior Debentures due 2029	869	486
3.75% Exchangeable Senior Debentures due 2030	810	405
3.5% Exchangeable Senior Debentures due 2031	499	276
Liberty bank facility	750	750
Other parent debt	625	625
Subsidiary debt	88	88

Total Capital Group debt	4,905	3,948

Total debt	$15,174	13,979

(5)
Cash and stock-based compensation expense for our corporate employees has been allocated among the Interactive Group, the Entertainment Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts

Notes to Attributed Financial Information (Continued)

(unaudited)

  allocated from the Capital Group to the Interactive Group and the Entertainment Group, including stock-based compensation, are as follows:

	Six months ended June 30,
	2008	2007
	amounts in millions
Interactive Group	$10	8
Entertainment Group	$6	7

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group, the Entertainment Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

(7)
The Liberty Interactive common stock, the Liberty Entertainment common stock and the Liberty Capital common stock have voting and conversion rights under our amended charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of only the holders of common stock related to our Interactive Group, our Entertainment Group or our Capital Group.

  At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to one of our other groups.

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Attributed Financial Information for Tracking Stock Groups